UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         September 21, 2015

AMBICOM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54608	26-2964607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Alder Drive Milpitas, CA 95035	95035
(Address of principal executive offices)	(Zip Code)

(408) 321-0822
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 21, 2015, AmbiCom Holdings, Inc. (the “Registrant”) entered into a Securities Purchase Agreement (the “Agreement”) with an accredited investor (the “Investor”) for the purchase and sale of the Registrant’s original issue discount convertible debenture in the principal amount of $92,000 (the “Debenture”). The Debenture bears interest at the rate of ten percent (10%) and is convertible into shares of the Registrant’s common stock, par value $0.008 per share (the “Common Stock”) at a conversion price equal to fifty percent (50%) of the lowest closing bid price (as reported by Bloomberg LP) of the Common Stock for the twenty (20) trading days immediately preceding the date of conversion. In addition, the Registrant paid the Investor fee consisting of $5,000 in connection with the Investor’s due diligence review of the Registrant and reimbursed the Investor for $5,000 for legal fees.

No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Registrant has no obligation to issue any of the remaining Debentures to the Investor and may repay the Debenture at any time, subject to certain prepayment penalties. The Registrant gave the Investor a right of first refusal on offerings of the Registrant’s securities in amounts less than the amount of the Debenture. The proceeds received by the Registrant under the Agreement are expected to be used for general corporate purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmbiCom Holdings, Inc.

Date: September 23, 2015	By:	/s/ John Hwang
Name: John Hwang
Title: Chief Executive Officer